Exhibit 99.1

LAZARD LTD REPORTS FIRST-QUARTER 2016 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $0.50 (diluted) for the quarter ended March 31, 2016, compared to $0.77 (diluted) for the 2015 first quarter[2]. Pre-tax income per share (diluted), as adjusted, down 31% from first-quarter 2015

•	First-quarter operating revenue[1] of $506 million, down 13% from first-quarter 2015

•	First-quarter Financial Advisory operating revenue of $266 million, down 12% from first-quarter 2015

•	First-quarter M&A and Other Advisory operating revenue of $215 million, down 18% from first-quarter 2015

•	First-quarter Asset Management operating revenue of $240 million, down 12% from first-quarter 2015; first-quarter management fees of $226 million, down 6% from fourth-quarter 2015

•	Assets under management (AUM) of $191 billion as of March 31, 2016, down 4% from March 31, 2015, and up 2% from December 31, 2015. Average AUM in first-quarter 2016 of $185 billion. Net outflows of $361 million for first-quarter 2016

•	Return of capital to shareholders totaling $328 million[3] in first-quarter 2016

•	Increasing quarterly dividend 9% to $0.38 per share, and share repurchase authorization to $300 million

($ in millions, except per share data and AUM)	Quarter Ended March 31,
	2016	2015	%’16-’15
As Adjusted[1,2]
Operating revenue	$506	$581	(13)%
Financial Advisory	$266	$302	(12)%
Asset Management	$240	$271	(12)%
Net income	$67	$103	(35)%
Diluted net income per share	$0.50	$0.77	(35)%

U.S. GAAP
Net income	$67	$56	19%
Diluted net income per share	$0.50	$0.42	19%

Assets Under Management
Ending AUM ($ in billions)	$191	$199	(4)%
Average AUM ($ in billions)	$185	$198	(7)%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Armand Sadoughi	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 11 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 16.

NEW YORK, April 21, 2016 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $506 million, and net income, as adjusted1, of $67 million for the quarter ended March 31, 2016. Net income per share, as adjusted1, was $0.50 (diluted) for the quarter, compared to $0.77 (diluted) for the 2015 first quarter2. Pre-tax income per share (diluted), as adjusted1, was 31% lower than the first quarter of 2015.

First quarter 2016 net income on a U.S. GAAP basis was $67 million, or $0.50 per share (diluted). A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 16 of this press release.

“We are advising clients on a record level of transactions in 2016, most of which we expect to be completed in the second half of the year, and our Asset Management business is performing well across investment platforms. In the current macroeconomic environment, we remain confident in the strength of our business for the year, despite a challenging first quarter,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard.

“We have increased the quarterly dividend by 9%, the sixth increase in as many years, as the firm continues to generate substantial cash flow,” said Matthieu Bucaille, Chief Financial Officer of Lazard.

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Financial Advisory operating revenue was $266 million for the first quarter of 2016, 12% lower than the record first quarter of 2015.

Strategic Advisory operating revenue was $223 million for the first quarter of 2016, 20% lower than the record first quarter of 2015, primarily driven by an 18% decrease in M&A and Other Advisory operating revenue. The decline in M&A and Other Advisory operating revenue primarily reflected a lower level of closings compared to the record first quarter of 2015.

During 2016, Lazard has remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, and capital and sovereign advisory in the Americas, Europe, Australia, Africa and Asia.

Among the major M&A transactions that were completed during the first quarter of 2016 were the following (clients are in italics): Shell’s $79.0 billion acquisition of BG; Pepco’s $12.2 billion sale to Exelon; and PartnerRe’s $6.9 billion sale to EXOR.

Lazard advised or continues to advise on a number of large and complex transactions, including four of the ten largest announced globally in the first quarter: Tyco’s $36.0 billion merger with Johnson Controls; Deutsche Börse on its €27 billion proposed merger with London Stock Exchange; Columbia Pipeline Group’s $13.0 billion sale to TransCanada; and ITC’s $11.3 billion sale to Fortis.

Our Sovereign and Capital Advisory services remained active globally, advising governments and corporations on balance sheet matters, financing strategy and capital raising.

Restructuring operating revenue was $43 million for the first quarter of 2016, compared to $23 million for the first quarter of 2015. The increase primarily reflected the closing of several large assignments as well as a higher level of activity in the U.S. energy sector. During and since the first quarter of 2016 we have been engaged in a broad range of highly visible and complex restructuring and debt advisory assignments, including: Linn Energy; Pacific Exploration & Production; Peabody Energy; and RCS Capital.

Please see a more complete list of Strategic Advisory transactions on which Lazard advised in the first quarter, or continued to advise or completed since March 31, 2016, as well as Restructuring assignments, on pages 7 – 10 of this release.

Asset Management

Asset Management operating revenue was $240 million for the first quarter of 2016, 12% lower than the record first quarter of 2015.

Management fees were $226 million for the first quarter of 2016, 10% lower than the record first quarter of 2015, and 6% lower than the fourth quarter of 2015. The sequential decrease was primarily driven by a change in the mix of our assets under management (AUM). Incentive fees during the period were $2 million, compared to $6 million for the first quarter of 2015.

Average AUM for the first quarter of 2016 was $185 billion, 7% lower than the first quarter of 2015, and 2% lower than the fourth quarter of 2015.

AUM as of March 31, 2016, was $191 billion, down 4% from March 31, 2015, and up 2% from December 31, 2015, primarily driven by foreign exchange movement. Net outflows for the first quarter of 2016 were $361 million.

We continued to win significant new mandates across our major platforms from clients around the world. A sample of these new mandates is reflected in Lazard’s investor presentation on our website.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the first quarter of 2016, we accrued adjusted compensation and benefits expense1 of $298 million, compared to $323 million for the first quarter of 2015, an 8% decrease. This resulted in a 2016 adjusted compensation1 ratio of 58.9%. The first-quarter 2016 ratio reflects lower first-quarter operating revenue and seasonally high amortization expense. For the year, we expect approximately $25 million of additional amortization expense as compared to 2015.

We continue to manage our compensation and benefits expense based on awarded compensation with a consistent deferral policy. Assuming that the performance of both of our businesses, our hiring levels, and the compensation environment are similar to 2015, we expect our 2016 awarded compensation ratio to be in line with the 2015 awarded compensation ratio of 55.8%.

We continue to maintain a disciplined approach to compensation, and our goal is to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted basis, with consistent deferral policies.

Non-Compensation Expense

For the first quarter of 2016, adjusted non-compensation expense1 was $102 million, 5% lower than the first quarter of 2015.

The ratio of adjusted non-compensation expense to operating revenue was 20.1% for the first quarter of 2016, compared to 18.3% for the first quarter of 2015. The increase in the ratio for the first quarter of 2016 reflected a greater decrease in operating revenue than in non-compensation expense.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $28 million for the first quarter of 2016. The effective tax rate on the same basis was 29.3% for the first quarter of 2016, compared to 25.0% for the first quarter of 2015.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

In the first quarter of 2016, Lazard returned $328 million to shareholders, which included: $194 million in dividends; $83 million in share repurchases of our Class A common stock; and $51 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

As of April 20, 2016, we had repurchased 3.4 million shares at an average price of $34.95 per share.

On April 20, 2016, our Board of Directors authorized additional share repurchases, bringing our total share repurchase authorization to $300 million, and voted to increase the quarterly dividend on Lazard’s outstanding Class A common stock by 9%, to $0.38 per share. The dividend is payable on May 13, 2016, to stockholders of record on May 3, 2016.

Lazard’s financial position remains strong. As of March 31, 2016, our cash and cash equivalents were $701 million, and stockholders’ equity related to Lazard’s interests was $1,165 million.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on Thursday, April 21, 2016, to discuss the company’s financial results for the first quarter of 2016. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (877) 856-1965 (U.S. and Canada) or +1 (719) 325-4800 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT, Thursday, April 21, 2016, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 6742095.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies, business plans and initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and Lazard Frères Gestion SAS. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the first quarter of 2016)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the first quarter of 2016 on which Lazard advised were the following:

•	Shell’s $79.0 billion acquisition of BG

•	Alcatel-Lucent’s €15.6 billion combination with Nokia

•	Pepco’s $12.2 billion sale to Exelon

•	PartnerRe’s $6.9 billion sale to EXOR

•	Reynolds American’s $5.0 billion sale of Natural American Spirit international businesses to Japan Tobacco

•	Kraton Performance Polymers’ $1.4 billion acquisition of Arizona Chemical

•	Guardian Digital Communications in Motorola Solutions’ £818 million acquisition of Airwave

•	IFS’s sale of an 87% stake to EQT Holding, valuing IFS at SEK 9.1 billion

•	Blackstone and KIRKBI’s €955 million acquisition of Armacell

•	The Riberas Family in its €875 million acquisition of a 35% stake in Gestamp Automoción from ArcelorMittal

•	TCC’s €655 million acquisition of METRO Vietnam

•	The UK Government on the £371 million sale of its investment in the King’s Cross development to AustralianSuper

•	Wesfarmers’ £340 million acquisition of Homebase

•	Atlantik on the full integration of Pfleiderer Grajewo and Pfleiderer GmbH

•	Jacobs Douwe Egberts’ sale of Carte Noire to Lavazza

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2016 first quarter, or completed since March 31, 2016, are the following:

•	Dow Chemical’s $130 billion merger of equals with DuPont

•	Anheuser-Busch InBev’s $106 billion recommended acquisition of SABMiller

•	Dell’s $67.0 billion acquisition of EMC

•	The Williams Companies in its $37.7 billion combination with Energy Transfer Equity

•	Aetna’s $37.0 billion acquisition of Humana

•	Tyco’s $36.0 billion merger with Johnson Controls

•	Delhaize’s €31.0 billion merger with Ahold

•	Deutsche Börse on its €27 billion proposed merger with London Stock Exchange

•	Sanofi and Boehringer Ingelheim’s proposed swap of businesses valued at €11.4 billion and €6.7 billion, respectively

•	Starwood’s $14.9 billion sale to Marriott

•	Columbia Pipeline Group’s $13.0 billion sale to TransCanada

•	Anheuser-Busch InBev on the $12.0 billion divestiture of SABMiller’s interest in MillerCoors, including ownership of the Miller brand globally

•	ITC’s $11.3 billion sale to Fortis

•	Banca Popolare di Milano’s €5.5 billion merger with Banco Popolare

•	TNT Express on the €4.4 billion public offer by FedEx

•	SNI’s $4.5 billion JV with LafargeHolcim in French-speaking Sub-Saharan Africa

•	VimpelCom in the $3.3 billion merger of Mobilink and Warid Telecom

•	Dynegy on the formation of a JV with Energy Capital Partners for the $3.3 billion acquisition of ENGIE’s U.S. fossil portfolio

•	Anheuser-Busch InBev’s €2.6 billion divestiture of SABMiller brands Peroni, Grolsch and Meantime to Asahi

•	China Huaxin in the $2.3 billion consortium acquisition of a 51% stake in H3C

•	Vedanta Limited’s $2.3 billion merger with Cairn India

•	Sacyr’s €1.8 billion sale of Testa to Merlin Properties

•	Freudenberg’s acquisition of the remaining interest in TrelleborgVibracoustic from Trelleborg, valuing TrelleborgVibracoustic at €1.8 billion

•	Anheuser-Busch InBev on the $1.6 billion divestiture of SABMiller’s stake in China Resources Snow Breweries

•	WL Ross Holding Corp.’s $1.6 billion acquisition of Nexeo Solutions

•	BTG Pactual’s CHF 1.5 billion sale of BSI to EFG International

•	Skyepharma’s £1.0 billion recommended merger with Vectura

•	Investcorp on the €1.0 billion sale of Icopal to GAF*

•	MKS Instruments’ $980 million acquisition of Newport Corporation

•	Darty on the £673 million recommended offer by Conforama

•	Eurazeo in the €654 million consortium acquisition of Novacap

•	Armour Residential REIT’s $726 million acquisition of Javelin Mortgage Investment*

•	Xchanging’s £480 million recommended cash offer from CSC

•	American Fruits & Flavors’ $690 million sale to Monster Beverage Corporation*

•	SDIC Power Holdings’ acquisition of Repsol Nuevas Energias and investment in Beatrice Project (offshore renewables UK) for a total value of £452 million

•	Suramericana’s £403 million acquisition of the Latin American operations of RSA Insurance

•	Atlas Copco’s €486 million acquisition of Oerlikon Leybold Vacuum

•	Baxter in respect of its ownership stake in Baxalta and the pending combination of Baxalta with Shire

•	Xerox’s separation into two publicly traded companies

•	Coca-Cola Enterprises’ three-way merger to form Coca-Cola European Partners

•	Air Products’ spin-off of Versum Materials

•	The Catelli Family on the sale of a majority stake in Artsana to Investindustrial

•	Orange’s acquisition of Bharti Airtel’s subsidiaries in Burkina Faso and Sierra Leone

•	Bekaert’s steel ropes businesses joint venture with Bridon

•	Riello’s sale of a 70% stake to United Technologies

•	Nippon Steel & Sumitomo Metal Corporation in the enhancement of its strategic partnership with Vallourec

*	Transaction completed since March 31, 2016

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the first quarter of 2016 were the following:

•	Advent International and Bain Capital on the £740 million secondary disposal of a stake in Worldpay

•	Whiting Petroleum’s $477 million exchange of unsecured notes for convertible debt

•	CGG’s €350 million rights offering

•	Forest City Realty Trust’s $154 million repurchase of convertible senior notes

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard advised during or since the first quarter of 2016 were the following:

•	The State of Alaska

•	The Land of Carinthia (Austria)

•	Southern Gas Corridor CJSC of Azerbaijan

•	Alucam (The Republic of Cameroon)

•	The Democratic Republic of the Congo

•	The Republic of the Congo

•	Refineria del Pacifico (The Republic of Ecuador)

•	The Federal Democratic Republic of Ethiopia

•	The Gabonese Republic

•	Sotrader (joint venture between the government of Gabon and Olam International)

•	The Hellenic Financial Stability Fund

•	The Islamic Republic of Mauritania

•	The Central Bank of Nicaragua

•	The Sultanate of Oman

•	The Republic of Slovenia

•	Ukraine and certain sub-sovereign entities

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the first quarter of 2016 on which Lazard advised include: Hovensa; Vantage Drilling; and Walter Energy in connection with their Chapter 11 or similar bankruptcy restructurings.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the first quarter of 2016, are the following: Energy Future Holdings; Goodrich Petroleum; Horsehead Holding; Paragon Offshore; Peabody Energy; Primorsk; RCS Capital; Sabine Oil & Gas; and Swift Energy.

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the first quarter of 2016, are the following:

•	Abengoa – on its debt restructuring

•	African Bank – advising Tier 2 Noteholders’ Committee on its restructuring*

•	Atlas Iron – on its financial restructuring

•	Excelsia Nove – on its debt restructuring*

•	Linn Energy – on strategic alternatives related to its capital structure

•	Premuda – on its debt restructuring

•	Pacific Exploration & Production – on strategic alternatives related to its capital structure

•	Seventy Seven Energy – on strategic alternatives related to its capital structure

•	Stone Energy – on strategic alternatives

*	Assignment completed since March 31, 2016

***

ENDNOTES

[1]	A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.
[2]	First-quarter 2015 results exclude a charge of $63 million relating to a debt refinancing by Lazard Ltd’s subsidiary Lazard Group LLC, which completed a refinancing of a substantial majority of the outstanding $548 million of 6.85% senior notes maturing on June 15, 2017 (the “2017 Notes”). The charge was comprised primarily of an extinguishment loss of $60 million and other related costs.
[3]	In the first quarter of 2016, Lazard returned $328 million to shareholders, which included: $194 million in dividends; $83 million in share repurchases of our Class A common stock; and $51 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

LAZ-EPE

###

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2016	2015	2015	2015	2015
Revenues:

Financial Advisory
M&A and Other Advisory	$214,591	$282,083	$260,804	(24%)	(18%)
Capital Raising	8,873	17,837	17,584	(50%)	(50%)

Strategic Advisory	223,464	299,920	278,388	(25%)	(20%)
Restructuring	42,550	30,973	23,146	37%	84%

Total	266,014	330,893	301,534	(20%)	(12%)

Asset Management
Management fees	226,450	241,387	252,087	(6%)	(10%)
Incentive fees	1,806	9,109	6,283	(80%)	(71%)
Other	11,294	10,110	12,707	12%	(11%)

Total	239,550	260,606	271,077	(8%)	(12%)

Corporate	502	6,779	8,345	(93%)	(94%)

Operating revenue (b)	$506,066	$598,278	$580,956	(15%)	(13%)

Expenses:

Compensation and benefits expense (c)	$297,972	$327,665	$323,149	(9%)	(8%)

Ratio of compensation to operating revenue	58.9%	54.8%	55.6%

Non-compensation expense (d)	$101,589	$115,800	$106,434	(12%)	(5%)

Ratio of non-compensation to operating revenue	20.1%	19.3%	18.3%

Earnings:

Earnings from operations (e)	$106,505	$154,813	$151,373	(31%)	(30%)

Operating margin (f)	21.0%	25.9%	26.1%

Net income (g)	$66,823	$122,910	$103,034	(46%)	(35%)

Diluted net income per share	$0.50	$0.92	$0.77	(46%)	(35%)

Diluted weighted average shares	132,891,284	133,320,774	133,735,946	(0%)	(1%)

Effective tax rate (h)	29.3%	13.5%	25.0%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2016	2015	2015	2015	2015
Total revenue	$510,116	$604,977	$593,885	(16%)	(14%)
Interest expense	(11,898)	(11,728)	(16,136)

Net revenue	498,218	593,249	577,749	(16%)	(14%)
Operating expenses:
Compensation and benefits	297,210	334,960	328,502	(11%)	(10%)

Occupancy and equipment	27,007	28,978	27,339
Marketing and business development	19,688	25,783	19,190
Technology and information services	22,931	26,678	22,893
Professional services	9,762	13,429	11,459
Fund administration and outsourced services	13,435	13,355	16,148
Amortization of intangible assets related to acquisitions	644	2,420	1,033
Other	9,164	8,297	69,987

Subtotal	102,631	118,940	168,049	(14%)	(39%)

Provision pursuant to tax receivable agreement	—	—	6,535

Operating expenses	399,841	453,900	503,086	(12%)	(21%)

Operating income	98,377	139,349	74,663	(29%)	32%

Provision (benefit) for income taxes	27,654	(15,992)	12,017	NM	NM

Net income	70,723	155,341	62,646	(54%)	13%
Net income (loss) attributable to noncontrolling interests	3,900	(2,445)	6,693

Net income attributable to Lazard Ltd	$66,823	$157,786	$55,953	(58%)	19%

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	126,040,441	125,671,749	123,655,689	0%	2%
Diluted	132,891,284	133,320,774	133,735,946	(0%)	(1%)

Net income per share:
Basic	$0.53	$1.26	$0.45	(58%)	18%
Diluted	$0.50	$1.18	$0.42	(58%)	19%

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	March 31,	December 31,
($ in thousands)	2016	2015
ASSETS
Cash and cash equivalents	$701,324	$1,132,083
Deposits with banks and short-term investments	387,550	389,861
Cash deposited with clearing organizations and other segregated cash	34,034	34,948
Receivables	514,522	497,213
Investments	460,281	541,911
Goodwill and other intangible assets	332,621	326,976
Deferred tax assets	1,126,019	1,130,595
Other assets	455,240	424,187

Total Assets	$4,011,591	$4,477,774

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$525,439	$506,665
Accrued compensation and benefits	234,741	570,409
Senior debt	989,735	989,358
Tax receivable agreement obligation	513,648	523,962
Other liabilities	525,280	520,074

Total liabilities	2,788,843	3,110,468

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	526,298	600,034
Retained earnings	970,808	1,123,728
Accumulated other comprehensive loss, net of tax	(221,572)	(234,356)

Subtotal	1,276,832	1,490,704
Class A common stock held by subsidiaries, at cost	(111,504)	(177,249)

Total Lazard Ltd stockholders’ equity	1,165,328	1,313,455
Noncontrolling interests	57,420	53,851

Total stockholders’ equity	1,222,748	1,367,306

Total liabilities and stockholders’ equity	$4,011,591	$4,477,774

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	March 31,	December 31,	March 31,		1Q 2016 vs.
	2016	2015	2015	Qtr to Qtr	1Q 2015
Equity:
Emerging Markets	$38,823	$36,203	$46,916	7.2%	(17.2%)
Global	32,407	31,407	33,595	3.2%	(3.5%)
Local	31,232	31,354	32,000	(0.4%)	(2.4%)
Multi-Regional	53,350	52,531	50,341	1.6%	6.0%

Total Equity	155,812	151,495	162,852	2.8%	(4.3%)
Fixed Income:
Emerging Markets	14,110	14,378	15,130	(1.9%)	(6.7%)
Global	4,341	4,132	3,895	5.1%	11.5%
Local	3,867	3,899	3,910	(0.8%)	(1.1%)
Multi-Regional	8,052	7,978	8,787	0.9%	(8.4%)

Total Fixed Income	30,370	30,387	31,722	(0.1%)	(4.3%)
Alternative Investments	3,150	3,297	3,446	(4.5%)	(8.6%)
Private Equity	929	858	1,057	8.3%	(12.1%)
Cash Management	293	343	104	(14.6%)	181.7%

Total AUM	$190,554	$186,380	$199,181	2.2%	(4.3%)

				Year Ended
	Three Months Ended March 31,			December 31,
	2016	2015		2015
AUM - Beginning of Period	$186,380	$197,103		$197,103

Net Flows	(361)	1,041		906
Market and foreign exchange appreciation (depreciation)	4,535	1,037		(11,629)

AUM - End of Period	$190,554	$199,181		$186,380

Average AUM	$184,801	$198,406		$195,987

% Change in average AUM	(6.9%)

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2016	2015	2015
Operating Revenue
Net revenue - U.S. GAAP Basis	$498,218	$593,249	$577,749
Adjustments:
Revenue related to noncontrolling interests (i)	(6,212)	(275)	(8,734)
(Gains) losses related to Lazard Fund Interests (“LFI”) and other similar arrangements	2,514	(6,076)	(4,136)
Interest expense	11,546	11,380	16,077

Operating revenue, as adjusted (b)	$506,066	$598,278	$580,956

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$297,210	$334,960	$328,502
Adjustments:
(Charges) credits pertaining to LFI and other similar arrangements	2,514	(6,076)	(4,136)
Compensation related to noncontrolling interests (i)	(1,752)	(1,219)	(1,217)

Compensation & benefits expense, as adjusted (c)	$297,972	$327,665	$323,149

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$102,631	$118,940	$168,049
Adjustments:
Charges pertaining to Senior Debt refinancing (j)	—	—	(60,219)
Expense related to partial extinguishment of TRA obligation (k)	—	(355)	—
Amortization of intangible assets related to acquisitions	(644)	(2,420)	(1,033)
Non-compensation expense related to noncontrolling interests (i)	(398)	(365)	(363)

Non-compensation expense, as adjusted (d)	$101,589	$115,800	$106,434

Pre-Tax Income and Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	$98,377	$139,349	$74,663
Adjustments:
Loss on partial extinguishment of TRA obligation (k)	—	355	—
Accrual of tax receivable agreement obligation (“TRA”)	—	—	6,535
Charges pertaining to Senior Debt refinancing (j)	—	—	62,874
Net loss (income) related to noncontrolling interests (i)	(3,900)	2,445	(6,693)

Pre-tax income, as adjusted	94,477	142,149	137,379
Interest expense	11,546	11,380	13,422
Amortization of intangible assets related to acquisitions (LAZ only)	482	1,284	572

Earnings from operations, as adjusted (e)	$106,505	$154,813	$151,373

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$66,823	$157,786	$55,953
Adjustments:
Loss on partial extinguishment of TRA obligation (k)	—	355	—
Charges pertaining to Senior Debt refinancing (j)	—	—	62,874
Recognition of deferred tax assets (net of TRA accrual) (l)	—	(38,896)	—
Tax expense (benefit) allocated to adjustments	—	3,665	(15,793)

Net income, as adjusted (g)	$66,823	$122,910	$103,034

Diluted net income per share:
U.S. GAAP Basis	$0.50	$1.18	$0.42
Non-GAAP Basis, as adjusted	$0.50	$0.92	$0.77

Diluted pre-tax income per share, as adjusted:	$0.71	$1.07	$1.03

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(b)	A non-GAAP measure which excludes (i) revenue related to non-controlling interests (see (i) below), (ii) (gains)/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (iii) interest expense primarily related to corporate financing activities, and (iv) for the three month period ended March 31, 2015, excess interest expense pertaining to Senior Debt refinancing (see (j) below).
(c)	A non-GAAP measure which excludes (i) (charges)/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (i) below).
(d)	A non-GAAP measure which excludes (i) for the three month period ended March 31, 2015, charges pertaining to Senior Debt refinancing (see (j) below), (ii) for the three month period ended December 31, 2015, expenses related to partial extinguishment of TRA obligation (see (k) below), (iii) amortization of intangible assets related to acquisitions, and (iv) expenses related to noncontrolling interests.
(e)	A non-GAAP measure which excludes (i) for the three month period ended December 31, 2015 , loss related to partial extinguishment of TRA obligation (see (k) below), (ii) for the three month period ended March 31, 2015, a provision pursuant to the tax receivable agreement (“TRA”), (iii) for the three month period ended March 31, 2015, charges pertaining to Senior Debt refinancing (see (j) below), (iv) revenue and expenses related to noncontrolling interests (see (i) below), (v) interest expense primarily related to corporate financing activities, and (vi) amortization of intangible assets related to acquisitions (LAZ only).
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure.
(g)	A non-GAAP measure which excludes (i) for the three month period ended December 31, 2015, expenses related to partial extinguishment of TRA obligation (see (k) below), (ii) for the three month period ended March 31, 2015, charges pertaining to Senior Debt refinancing, net of tax benefits (see (j) below), and (iii) for the three month period ended December 31, 2015, a release of deferred tax valuation allowance, net of the related provision for TRA (see (l) below).
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $27,654, $19,239 and $34,345 for the three month periods ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively, and the denominator of which is pre-tax income of $94,477, $142,149 and $137,379 for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively. The numerator also included a provision pursuant to the tax receivable agreement (“TRA”) for the quarter ended March 31, 2015 (see (e) above) and for the three month period ended December 31, 2015, excludes a release of deferred tax valuation allowance (see (l) below).
(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure.
(j)	Represents charges related to the extinguishment of $450 million of the Company’s 6.85% Senior Notes maturing in June 2017 and the issuance of $400 million of 3.75% notes maturing in February 2025. The charges include a pre-tax loss on the extinguishment of $60.2 million and excess interest expense of $2.7 million (due to the delay between the issuance of the 2025 notes and the settlement of the 2017 notes).
(k)	In July of 2015 the Company extinguished approximately 47% of the outstanding TRA obligation.
(l)	For the three month period ended December 31, 2015, primarily represents the recognition of deferred tax assets of $39 million relating to the release of valuation allowance.

NM	Not meaningful